UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐     Preliminary Proxy Statement.
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐     Definitive Proxy Statement.
☒     Definitive Additional Materials.
☐      Soliciting Material Pursuant to Rule 14a-12.

ONEOK PARTNERS, L.P.
(Name of Registrant as Specified In Its Partnership Agreement)

ONEOK PARTNERS GP, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)            Titles of each class of securities to which transaction applies: __________________.

2)            Aggregate number of securities to which transaction applies: __________________.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

______________________.

4)           Proposed maximum aggregate value of transaction: $______________________.

5)          Total fee paid: $____________________.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)     Amount Previously Paid:
_____________________________________________________

2)     Form, Schedule or Registration Statement No.:
_____________________________________________________

3)     Filing Party:
_____________________________________________________

4)     Date Filed:
_____________________________________________________

IMPORTANT

SPECIAL MEETING ADJOURNED ON AMENDMENT PROPOSAL TO MAY 10, 2007

March 30, 2007

Dear Common Unitholder:

The March 29, 2007 Special Meeting of Common Unitholders of ONEOK Partners, L.P. (the “Partnership”) was adjourned on the Amendment Proposal (Proposal 2) until 10:00 a.m., local time, on May 10, 2007. The reconvened meeting will take place at ONEOK Plaza, 100 W. 5th Street, Tulsa, Oklahoma 74103-4298, on May 10th, 2007.

Prior to the adjournment, the Conversion Proposal (Proposal 1) was passed. As announced today, the polls are being kept open with respect to the Amendment Proposal (Proposal 2) to provide Common Unitholders additional time to vote on this important proposal. The Amendment Proposal requires the affirmative vote of at least two-thirds of the outstanding Common Units, excluding the Common Units and Class B Units held by ONEOK, Inc. and its affiliates. If a Common Unitholder does not vote, it has the same effect as voting against the Amendment Proposal.

IMPORTANT - THE AMOUNT AVAILABLE FOR DISTRIBUTIONS TO COMMON
UNITHOLDERS WILL BE REDUCED IF COMMON UNITHOLDERS
DO NOT APPROVE THE AMENDMENT PROPOSAL.

Failure to approve the Amendment Proposal will result in increased distributions, effective as of April 7, 2007, to the holder of Class B Units equal to 110% of the distributions due to Common Unitholders, which will reduce the amount of funds available for distribution to holders of Common Units. This result can be avoided if Common Unitholders approve the Amendment Proposal at the reconvened meeting. IF THE COMMON UNITHOLDERS APPROVE THE AMENDMENT PROPOSAL ON MAY 10TH, THE ENHANCED DISTRIBUTION RIGHT FOR THE CLASS B UNITHOLDER WILL BE ELIMINATED AFTER THAT DATE.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT PROPOSAL.

Regardless of the number of Common Units you own, it is extremely important that we receive your vote. Since our records indicate your vote has not been received, please take a moment now to vote by telephone, via the internet or to sign, date and mail the enclosed duplicate proxy in the postage-paid return envelope enclosed. Please review the proxy statement, dated February 1, 2007, carefully and in its entirety before voting your Common Units. If your broker holds your units for you, you must submit your voting instructions to your broker on the Amendment Proposal for your vote to be counted.

Your interest and participation in the affairs of the Partnership are sincerely appreciated. You are urged to vote your units today, without delay.

If you have any questions or need assistance voting your Common Units, please call D.F. King & Co., Inc., who is assisting ONEOK Partners, toll-free at 1-800-549-6746.

Sincerely,

/s/ JOHN W. GIBSON
JOHN W. GIBSON
President and Chief Executive Officer ONEOK Partners GP, L.L.C.